UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Weyco Group, Inc.

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WEYCO GROUP, INC.
Glendale, Wisconsin

Notice of the 2012 ANNUAL MEETING OF SHAREHOLDERS
To be Held May 2, 2012

WEYCO GROUP, INC., a Wisconsin corporation (hereinafter called the “Company”), will hold the Annual Meeting of Shareholders at the general offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, on Wednesday, May 2, 2012 at 10:00 A.M. (Central Daylight Time), for the following purposes:

1.	To elect three members to the Board of Directors,
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012, and
3.	To consider and transact any other business that properly may come before the meeting or any adjournment thereof.

The Board of Directors recommends that the shareholders
vote “FOR” items 1 and 2 above.

Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 2, 2012

The Proxy Statement and Notice of Annual Meeting and the 2011 Annual Report
on Form 10-K are available on the Company’s website at
http://www.weycogroup.com/sec_filing.html

The Board of Directors has fixed March 19, 2012 as the record date for the determination of the common shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

The Board of Directors requests that you indicate your voting directions, sign and promptly mail the enclosed proxy for the meeting. Any proxy may be revoked at any time prior to its exercise.

If you have questions or comments, please direct them to Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, Attention: Secretary. Please also contact the Secretary if you would like directions to the Annual Meeting.

By order of the Board of Directors,
JOHN F. WITTKOWSKE Secretary

Date of Notice: March 30, 2012

i

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of Weyco Group, Inc. (the “Company”) for exercise at the annual meeting of shareholders to be held at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, at 10:00 A.M. (Central Daylight Time) on Wednesday, May 2, 2012, or any adjournment thereof.

The Proxy Statement and Notice of Annual Meeting of Shareholders and the 2011 Annual Report on Form 10-K are also available on the Company’s website at http://www.weycogroup.com/sec_filing.html. The 2011 Annual Report on Form 10-K, which also accompanies this Proxy Statement, contains financial statements for the three years ended December 31, 2011 and certain other information concerning the Company. The 2011 Annual Report on Form 10-K is neither a part of this Proxy Statement nor incorporated herein by reference.

Any shareholder delivering the form of proxy has the power to revoke it at any time prior to the time of the annual meeting by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person by giving notice of such election to the Secretary of the Company. Attendance at the meeting will not in itself constitute revocation of a proxy. Proxies properly signed and returned will be voted as specified thereon. The Proxy Statement and the proxy are being mailed to shareholders on approximately March 30, 2012.

The Company has outstanding only one class of common stock entitled to vote at the meeting —  common stock with one vote per share. As of March 19, 2012, the record date for determination of the common shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, there were outstanding 10,924,595 shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information, as of the March 19, 2012 record date, with respect to the beneficial ownership of the Company’s common stock by each director and nominee for director, for each of the named executive officers identified in the “Compensation Discussion and Analysis” herein and by all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(4)
Thomas W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	1,800,635		16.47%
Thomas W. Florsheim, Jr. 333 W. Estabrook Blvd., Glendale, WI 53212	1,458,986	(5)(6)	13.20%
John W. Florsheim 333 W. Estabrook Blvd., Glendale, WI 53212	793,613		7.18%
John F. Wittkowske	211,975		1.91%
Robert Feitler	238,020		2.18%
Frederick P. Stratton, Jr.	160,320		1.47%
Cory L. Nettles	8,520		*
Tina Chang	4,520		*
All Directors and Executive Officers as a Group (8 persons including the above-named)	4,676,589		41.20%
Peter S. Grossman**	66,974		*

*	Less than 1%.
**	Effective December 31, 2011, Peter S. Grossman retired from the Company.

Notes:

(1)	Includes the following unissued shares deemed to be “beneficially owned” under Rule13d-3 which may be acquired upon the exercise of outstanding stock options within 60 days of the record date: Thomas W. Florsheim — 7,500; Thomas W. Florsheim, Jr. — 127,244; John W. Florsheim — 127,244; John F. Wittkowske — 145,250; Robert Feitler — 7,500; Frederick P. Stratton, Jr. — 7,500; Cory L. Nettles — 3,000; All Directors and Executive Officers as a Group — 425,238; and Peter S. Grossman — 44,249.
(2)	Includes the following shares of unvested restricted stock deemed to be “beneficially owned” under Rule 13d-3 as the holders are entitled to voting rights: Thomas W. Florsheim — 2,390; Thomas W. Florsheim, Jr. — 700; John W. Florsheim — 700; John F. Wittkowske — 700; Robert Feitler — 2,390; Frederick P. Stratton, Jr. — 2,390; Cory L. Nettles — 2,390; Tina Chang — 2,390; and All Directors and Executive Officers as a Group — 14,050.
(3)	Except as stated in footnote 2 above, the specified persons have sole voting power and sole dispositive power as to all shares indicated above, except for the following shares as to which voting and/or dispositive power is shared:

Thomas W. Florsheim	1,790,745
Thomas W. Florsheim, Jr.	240,977
John W. Florsheim	282,000
All Directors and Executive Officers as a Group	2,313,722
Peter S. Grossman	22,725
(4)	Calculated on the basis of 10,924,595 outstanding shares of Company common stock on the record date plus shares which can be acquired upon the exercise of outstanding stock options within 60 days of the record date, by the person or group involved in accordance with Rule 13d-3.
(5)	These shares include 292,347 shares which he owns as sole trustee of a trust created for Thomas W. Florsheim (his father).

(6)	These shares include 292,347 shares which he owns as sole trustee of a trust created for Nancy P. Florsheim (his mother).

The following table sets forth information, as of December 31, 2011, with respect to the beneficial ownership of the Company’s common stock by those persons, other than those reflected in the above table, known to the Company to own beneficially more than five percent (5%) of the common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
(1) Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,030,092	9.44%
(2) T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	629,950	5.70%

Note:

(1)	According to the Schedule 13G/A statement filed by Royce & Associates, LLC in January 2012, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,030,092 shares of common stock of the Company.
(2)	The above information is based off a Schedule 13G statement filed by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“T. Rowe Price Value Fund”) in February 2012. These securities are owned by various individual and institutional investors including T. Rowe Price Value Fund (which reported sole voting power with respect to 625,000 shares, representing 5.70% of the shares outstanding). T. Rowe Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates reported sole voting power with respect to 2,350 shares and sole dispositive power with respect to 629,950 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, in the Schedule 13G, T. Rowe Price Associates expressly disclaimed beneficial ownership with respect to such securities.

ITEMS TO BE VOTED ON

Proposal One: Election of Directors

At the annual meeting, three directors will be elected for terms expiring in 2015. The Corporate Governance and Compensation Committee has recommended, and the Board of Directors has nominated, the following nominees for election: John W. Florsheim, Frederick P. Stratton, Jr. and Cory L. Nettles, all of whom are current directors of the Company.

A majority of the votes entitled to be cast by outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the annual meeting.

Directors are elected by a plurality of the votes cast by the holders of the Company’s common stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Votes “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. Votes will be tabulated by an inspector at the meeting.

If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority by the persons named to vote in the proxy for a substitute nominee designated by the Board of Directors.

Thomas W. Florsheim, Jr. and John W. Florsheim are brothers, and their father is Thomas W. Florsheim. There are no other family relationships between any of the Company’s directors and executive officers.

The Board recommends that you vote “FOR” the election
of John W. Florsheim, Frederick P. Stratton, Jr. and Cory L. Nettles.

Information regarding the nominees and the directors whose terms continue, including the particular skills, qualifications and other attributes that the Company believes qualify each of its nominees and continuing directors to serve on the Board, is set forth below. For additional information regarding the criteria to evaluate Board memberships, see “Board Information — Nomination of Director Candidates” below.

Nominees for Term Expiring 2015

John W. Florsheim, Age 48, Director since 1996

Mr. Florsheim has served as President, Chief Operating Officer and Assistant Secretary of the Company since 2002. He also has served as a Director of North Shore Bank since 2008. From 1999 to 2002, Mr. Florsheim served as Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company. From 1996 to 1999, he served as Executive Vice President of the Company, and from 1994 to 1996 he served as Vice President of the Company. Prior to joining the Company, Mr. Florsheim was a Brand Manager for M&M / Mars, Inc. from 1990 to 1994.

Mr. Florsheim brings to the Board over 18 years of experience in the shoe industry as well as detailed knowledge of the overall operations of the Company and expertise in the areas of sales and marketing, licensing and customer relations.

Frederick P. Stratton, Jr., Age 73, Director since 1976
Chairman of Audit Committee
Member of Executive Committee and Corporate Governance and
Compensation Committee

Mr. Stratton has served as Chairman Emeritus of Briggs & Stratton Corporation (a manufacturer of gasoline engines) since 2003. He has also been a Director of Baird Funds, Inc., since 2004; and Wisconsin Energy Corporation and its subsidiaries, Wisconsin Electric Power Company and Wisconsin Gas LLC, since 1987. Mr. Stratton served as Chairman of the Board of Briggs & Stratton Corporation from 1986 to 2002. From 1977 to 2001, he served as Chief Executive Officer of Briggs & Stratton Corporation. He also formerly served as a Director of Midwest Air Group, Inc. from 1988 to 2007.

Through his many years of experience as the Chief Executive Officer of Briggs & Stratton, a large multinational manufacturing company, Mr. Stratton brings extensive experience in all areas of executive management, including finance, acquisitions, relations with retailers, sales and marketing, labor relations, and international business to the Board. In addition, Mr. Stratton brings his prior experience as a securities/investment analyst to the Board. Mr. Stratton continues to be an active member of several corporate and non-profit Boards, and his contributions over the years to the Company’s Board have been invaluable.

Cory L. Nettles, Age 42, Director since 2005
Member of Executive Committee, Audit Committee, and Corporate Governance and
Compensation Committee

Mr. Nettles has served as Managing Director, Generation Growth Capital, Inc. (a private equity firm), since 2007. He has also been Of Counsel, Corporate Services and Government Relations, Quarles & Brady LLP (a law firm), since 2007. Mr. Nettles has also been a Director of Baird Funds, Inc. since 2008 and a Director and Advisor of Baird Private Equity since 2008. He also served as a Director and Advisor of The Private Bank —  Wisconsin from 2007 to 2011.

From 2005 to 2007, Mr. Nettles was a Partner, Corporate Services and Government Relations with Quarles & Brady LLP and was Secretary for the Wisconsin Department of Commerce from 2003 to 2005. He was also a Director of Midcities Venture Capital Fund from 2005 to 2007.

Mr. Nettles’ prior experience as Secretary for the Wisconsin Department of Commerce provides the Company with a unique insight into the government’s interactions with businesses. His background as an attorney provides a legal perspective to the Company’s corporate matters. Mr. Nettles is highly involved in many civic organizations and brings a depth of knowledge of the local business community to the Board.

Continuing Directors for Term Expiring 2014

Thomas W. Florsheim, Jr., Age 54, Director since 1996
Chairman of the Board since 2002

Mr. Florsheim has served as Chairman and Chief Executive Officer of the Company since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Company from 1999 to 2002, President and Chief Operating Officer of the Company from 1996 to 1999, and Vice President of the Company from 1988 to 1996.

Mr. Florsheim has worked at the Company for 31 years. Prior to becoming an executive of the Company, he held various managerial positions, including managing the retail division and subsequently the purchasing department. Mr. Florsheim’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with industry-specific experience and expertise.

Robert Feitler, Age 81, Director since 1964
Chairman of Executive Committee and Corporate Governance and
Compensation Committee
Member of Audit Committee

Mr. Feitler has served as a Director of Strattec Security Corp. since 1995, and as a Director of TC Manufacturing Co. since 1974. From 1968 to 1996, Mr. Feitler was President and Chief Operating Officer of the Company.

Mr. Feitler worked for the Company as its President and Chief Operating Officer for 28 years. His intimate knowledge of the Company and industry are invaluable. He continues to be an active director or trustee of many other public and private entities and he brings that experience to the Company.

Continuing Directors for Term Expiring 2013

Tina Chang, Age 40, Director since 2007
Member of Executive Committee, Audit Committee, and Corporate Governance and
Compensation Committee

Since 1996, Ms. Chang has served as Chairman of the Board and Chief Executive Officer of SysLogic, Inc. (an information systems consulting and services firm). Ms. Chang also serves as a Director and Advisor of The Private Bank — Wisconsin since 2004.

Ms. Chang brings to the Board a strong background in business, technology and process development in the information technology arena. With technology being a fluid and increasingly important component of business, Ms. Chang’s experience is invaluable to the Board. She is also strongly involved in the local business community and with charitable organizations, and brings to the Board these varied experiences.

Thomas W. Florsheim, Age 81, Director since 1964
Member of Executive Committee

Mr. Florsheim has served as Chairman Emeritus of the Company since 2002. Prior to that, Mr. Florsheim served as Chairman of the Board of the Company from 1968 to 2002, as Chief Executive Officer of the Company from 1964 to 1999, and as President of the Company from 1964 to 1968.

Mr. Florsheim brings to the Board a lifetime of experience in the shoe industry, including more than 30 years of leadership of the Company. Prior to his tenure at the Company, he was an executive at Florsheim Shoe Company. Through his more than 50 years of experience in the shoe industry, he brings significant expertise and depth of knowledge in every area of the shoe industry to the Company.

Proposal Two: Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2012

Deloitte & Touche LLP has audited the Company’s financial statements for many years. The Audit Committee appointed them as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The Company asks that you ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of its independent registered public accounting firm for 2012.

If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

BOARD INFORMATION

Composition of the Board of Directors

The Board of Directors currently has seven members. The Bylaws of the Company provide that there shall be seven directors, divided into three staggered classes. Directors are elected to three-year terms. The number of directors may be increased or decreased from time to time by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director.

Meetings

The Board of Directors held four meetings during 2011. All members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company’s policy is that its directors should attend the annual meeting of shareholders. All Board members attended the annual meeting of the Company’s shareholders held on May 3, 2011. In accordance with the NASDAQ rules, the Company’s independent directors have periodic meetings at which only independent directors are present.

Director Independence

Each year the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that preclude a determination of independence under the NASDAQ listing standards, are considered to be independent directors.

In accordance with the applicable NASDAQ rules, the Board has determined that the following directors qualify as independent directors: Tina Chang, Robert Feitler, Cory L. Nettles, and Frederick P. Stratton, Jr. The Board concluded that none of these directors possessed the categorical relationships set forth in the NASDAQ standards that preclude a determination of independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who have been determined to be independent. Because of their relationships with the Company, Messrs. Thomas W. Florsheim, Thomas W. Florsheim, Jr. and John Florsheim are not independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company combines the positions of Chairman of the Board of Directors and Chief Executive Officer. The Company’s management and Board of Directors believe that the Chief Executive Officer’s direct involvement in the day-to-day operations of the Company makes him best positioned to lead Board discussions of the Company’s short-term and long-term objectives and helps ensure proper oversight of the Company’s risks. Additionally, the Company’s Board structure provides oversight by its independent directors. Each of the Board’s standing committees is chaired by an independent director and both the Audit Committee and the Corporate Governance and Compensation Committee are comprised solely of directors who are independent and meet periodically without any members of management present. The Board has not appointed an independent lead director, however, the Chairman of each of the above mentioned committees typically leads the non-management sessions.

The Company’s Board of Directors plays a role in the oversight of risks that could potentially affect the Company. The Board’s Audit Committee fulfills the formal responsibility of financial risk management as disclosed in its charter, which is available on the Company’s website. The Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Corporate Governance and Compensation Committee is responsible for the evaluation of risk as it relates to compensation.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with a particular Board member should address communications to the Board or to a particular Board member, c/o Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. All communications addressed to the Board or to a particular director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board. Please refer to the Company’s website at www.weycogroup.com for changes in this process.

Nomination of Director Candidates

The principal functions of the Corporate Governance and Compensation Committee are: (1) to assist the Board by identifying individuals qualified to become members of the Board and its Committees, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to recommend to the Board the corporate governance guidelines applicable to the Company, including changes to those guidelines as appropriate from time to time; (3) to lead the Board in its periodic reviews of the Board’s performance; (4) to establish, subject to approval of the full Board, compensation arrangements for the Company’s executive officers; (5) to administer the Company’s equity incentive and other compensation plans, and approve the granting of equity awards to officers and other key employees of the Company and its subsidiaries; and (6) to communicate to shareholders regarding these policies and activities as required by the SEC and other regulatory bodies. The Corporate Governance and Compensation Committee Charter and the Guidelines and Criteria for Nomination of Director Candidates are available on the Company’s website.

In carrying out its responsibilities regarding director nominations, the Corporate Governance and Compensation Committee has established the following Guidelines and Criteria for Nomination of Director Candidates:

•	The Committee will review each candidate’s qualifications in light of the needs of the Board and the Company, considering the current mix of director attributes and other pertinent factors (specific qualities, skills and professional experience required will vary depending on the Company’s specific needs at any point in time).
•	The Committee will consider the diversity of the existing Board, so that the Board maintains a body of directors from diverse professional and personal backgrounds.
•	There will be no differences in the manner in which the Committee evaluates candidates recommended by shareholders and candidates identified from other sources.
•	Any nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.
•	Any nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.
•	Any nominee should possess substantial and significant experience which would be of value to Weyco Group in the performance of the duties of a director.
•	Any nominee should have sufficient time available to devote to the affairs of Weyco Group in order to carry out the responsibilities of a director.
•	To recommend a candidate, shareholders should write to the Corporate Governance and Compensation Committee, Weyco Group, Inc., 333 W. Estabrook Boulevard, Glendale, WI 53212, via certified mail. The written recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.
•	To be considered by the Committee for nomination and inclusion in the Company’s Proxy Statement, the Committee must receive shareholder recommendations for directors no later than December 2nd of the year prior to the Annual Meeting of Shareholders.

From time to time, the Board may change the process through which shareholders may recommend director candidates to the Corporate Governance and Compensation Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Director Compensation

Directors of the Company who are not also employees of the Company or subsidiaries receive a quarterly cash retainer of $3,625. Non-employee directors are also eligible to receive equity awards. In 2011, each non-employee director received 1,000 shares of restricted stock and options to purchase 1,500 shares of common stock under the 2011 Incentive Plan. The following table shows director compensation for the non-employee directors for 2011.

	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Stock Option Awards ($)(2)	Total ($)
Thomas W. Florsheim	$14,500	$24,210	$6,765	$45,475
Tina Chang	$14,500	$24,210	$6,765	$45,475
Robert Feitler	$14,500	$24,210	$6,765	$45,475
Cory L. Nettles	$14,500	$24,210	$6,765	$45,475
Frederick P. Stratton, Jr.	$14,500	$24,210	$6,765	$45,475

Notes:

(1)	This amount represents the grant date fair value (which was calculated to be $24.21 per share) of the restricted stock granted on December 1, 2011, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). See Note 18 of the Notes to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(2)	This amount represents the grant date fair value (which was calculated to be $4.51 per option) of the stock option awards granted on December 1, 2011, computed in accordance with ASC 718 as calculated under the Black-Scholes option pricing model as described in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

On December 28, 2000, Chairman Emeritus of the Board, Thomas W. Florsheim, entered into a consulting agreement with the Company under which he agreed to act as advisor to the Company in connection with the Company’s acquisition and sale of products and materials. In accordance with this agreement, Thomas W. Florsheim was paid $14,400 in 2011.

Committees

The Board of Directors has three standing committees: an executive committee (the “Executive Committee”), a corporate governance and compensation committee (the “Corporate Governance and Compensation Committee”) and an audit committee (the “Audit Committee”).

Executive Committee

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board, except for declaring dividends, filling vacancies in the Board of Directors or committees thereof, amending the Articles of Incorporation, adopting, amending or repealing Bylaws and certain other matters as provided in the Bylaws. No meetings of the Executive Committee were held in 2011.

Corporate Governance and Compensation Committee

The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the SEC and of the NASDAQ on which its common stock is traded. In addition to the NASDAQ rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s Articles of Incorporation and Bylaws; (b) the charters of its board committees; and (c) the Company’s Code of Business Ethics.

The Corporate Governance and Compensation Committee is responsible for various matters related to corporate and board governance including, among others, director nominations. See “Nomination of Director Candidates” above for additional information regarding the committee’s responsibilities.

The Corporate Governance and Compensation Committee also establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company and its subsidiaries. Two meetings of the Corporate Governance and Compensation Committee were held in 2011. The charter of the Corporate Governance and Compensation Committee is available on the Company’s website.

Corporate Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Board of Directors who served on the Corporate Governance and Compensation Committee during 2011 was an officer or employee of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of the Company’s Board of Directors or Corporate Governance and Compensation Committee.

Code of Business Ethics

The Company’s Code of Business Ethics sets forth ethical obligations for all employees, officers and directors, including those that apply specifically to directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Business Ethics requires approval of the Board of Directors or of a committee of the Board. The Company’s Code of Business Ethics is available on the Company’s website. If any substantive amendment is made to the Code, the nature of the amendment will be disclosed on the Company’s website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed in a current report on Form 8-K.

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Board of Directors adopted and approved a formal written charter for the Audit Committee in 2000 and amended that charter in March 2004. A copy of the charter of the Audit Committee is available on the Company’s website. The Board of Directors has determined that each of the members of the Audit Committee (Frederick P. Stratton, Jr., Tina Chang, Robert Feitler, and Cory L. Nettles) is “independent,” as defined in the current listing standards of the NASDAQ and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit Committee member satisfies the financial literacy requirements of NASDAQ and that Robert Feitler and Frederick P. Stratton, Jr. qualify as “audit committee financial experts” within the meaning of applicable rules of the SEC.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed and reviewed with the independent registered public accounting firm all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed with the Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Committee discussed with the independent registered public accounting firm their independence from management and the Company and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during 2011.

Pre-Approval Policy

Consistent with the rules of the SEC regarding the independent registered public accounting firm’s independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “The Audit Committee shall . . . approve in advance the audit and permitted non-audit services to be provided by, and the fees to be paid to, the independent auditor, subject to the de minimus exceptions to pre-approval permitted by the rules of the SEC and NASDAQ for non-audit services.” No fees were paid to the independent registered public accounting firm pursuant to the “de minimus” exception to the foregoing pre-approval policy.

Report of Audit Committee

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

•	reviewed and discussed the audited financial statements for the year ended December 31, 2011 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;
•	discussed with Deloitte & Touche LLP those matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T; and
•	received the written disclosure and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Frederick P. Stratton, Jr., Chairman Tina Chang Robert Feitler Cory L. Nettles

Audit and Non-Audit Fees

The Audit Committee also reviewed the fees and scope of services provided to the Company by Deloitte & Touche LLP, independent registered public accounting firm, for the years ended December 31, 2011 and December 31, 2010. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte Entities”) for the years ended December 31, 2011 and 2010 are reflected in the following table.

	2011	2010
Audit Fees(a)	$305,940	$247,850
Tax Fees(b)	26,400	36,400
All Other Fees	—	—
Total	$332,340	$284,250

(a)	Audit fees consisted of fees for professional services for the audit of the Company’s financial statements, review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory or regulatory filings or engagements. These fees also include the audit of the Company’s internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002.
(b)	Tax fees consisted of fees for professional services performed with respect to tax compliance, tax advice and tax planning.

There were no other fees billed by Deloitte Entities for services rendered to the Company, other than the services described above in 2011 and 2010.

COMPENSATION DISCUSSION AND ANALYSIS AND
EXECUTIVE COMPENSATION

Report of Corporate Governance and Compensation Committee on Executive Compensation

In connection with its function to assist the Board of Directors in fulfilling its responsibilities to assure that the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of applicable tax and regulatory bodies, the Corporate Governance and Compensation Committee has (among other things) reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

Robert Feitler, Chairman Tina Chang Cory L. Nettles Frederick P. Stratton, Jr.

Compensation Discussion and Analysis

The Corporate Governance and Compensation Committee (the “Committee”) establishes compensation arrangements for senior management and administers the granting of stock-based awards to officers and other key employees of the Company. The Committee is composed entirely of independent, non-employee members of the Board of Directors and has the authority to utilize consultants and advisors as it may deem appropriate. The Committee reports to the Board of Directors on its actions and recommendations and periodically meets in executive session without members of management or management directors present.

The expertise and knowledge of each executive officer is important to the success of the Company. Although the substantial stock ownership by the Florsheim family gives them additional incentives to help the Company succeed, the Company believes that a fair and competitive executive compensation program is essential to attract and retain other key executives and is in the Company's long-term best interests. A key objective of the Company’s executive compensation program is to provide a fair and competitive compensation package to each of its executive officers without encouraging unnecessary risk-taking. Historically, the Company’s finance department has provided a comparative analysis of executive officer compensation to assist the Committee in making its executive compensation decisions. The analysis compares the Company’s compensation practices both to other shoe companies and to other Wisconsin area companies of similar size. Outside consultants have been used sparingly or not at all. In addition, the Committee considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. At the 2011 annual meeting, when the first advisory “say-on-pay” vote was held, the Company’s shareholders voted to approve, by a significant margin, the compensation of the Company’s executive officers.

The primary elements of the Company’s compensation program are: (1) an annual base salary; (2) an annual performance-based cash bonus; (3) discretionary long-term stock-based awards, subject to time-based vesting requirements; and (4) pension benefits. The combination of these compensation elements is designed to provide executives competitive compensation that maintains a balance between cash and stock compensation tied to the performance of the Company and long-term shareholder value. To reinforce the importance of balancing long-term and short-term perspectives, the Company’s executives are provided with both (1) annual incentives, of which a portion is at-risk based on achievement of the Company's annual financial goals and objectives and (2) time-based long-term incentives which are intended to align the interests of executives with the interests of shareholders and encourage officer retention.

On December 31, 2011, one of the Company’s named executive officers, Peter S. Grossman, retired from the Company. Accordingly, Mr. Grossman’s compensation for 2011 included his annual base salary, continued accrual of pension benefits for the year, and eligibility to receive an annual performance-based cash bonus. Although eligible, Mr. Grossman did not receive a cash bonus for 2011 because the performance-based thresholds were not met for the year. See below for further information regarding Mr. Grossman’s bonus plan.

Mr. Grossman was not awarded discretionary long-term stock-based awards in 2011; however, his outstanding stock-based awards were modified upon his retirement. Specifically, Mr. Grossman was granted immediate vesting of his 350 unvested restricted stock awards that were scheduled to vest on December 1, 2012. See the “Option Exercises and Stock Vested in 2011” table below for further information. In addition, Mr. Grossman’s 15,251 unvested option awards as of December 31, 2011 will continue to vest over the scheduled vesting period and his 44,249 vested option awards may continue to be exercised until expiration. See the “Outstanding Equity Awards At December 31, 2011” table below for further information.

Base salaries are set at levels that are competitive with similar positions at other comparable companies and historically have increased modestly year-over-year. Larger increases or decreases in an executive’s annual base salary would be considered if functional responsibilities changed substantially.

The annual cash bonus is principally designed to reward the achievement of Company-wide financial goals established by the Committee, as well as the individual performance of each executive officer throughout the year. The Company has historically set financial goals based on the results achieved in the prior year. For the years 2011, 2010 and 2009, the potential for an annual cash bonus for Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske was based solely on the achievement of Company-wide financial goals set by the Committee. Specifically for 2011, a bonus was to be paid only upon the Company achieving an increase in net earnings over net earnings in 2010. A maximum bonus equal to 45%, 45% and 40% of the annual base salary for Mr. Thomas Florsheim Jr., Mr. John Florsheim and Mr. Wittkowske, respectively, would have been paid had net earnings increased 10% over net earnings in 2010. The bonus was to be pro-rated for increases in net earnings between 0% and 10%. See the table titled “Grants of Plan-Based Awards For 2011” for the estimated possible payouts for the non-equity incentive plan awards for 2011. The Company’s net earnings in 2011 increased 11.6% over the prior year’s net earnings and, accordingly, Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske earned 100% of their maximum bonuses in 2011. The Company’s net earnings in 2010 increased 6.6% over the prior year’s net earnings and, accordingly, Mr. Thomas Florsheim, Jr., Mr. John Florsheim and Mr. Wittkowske earned 66% of their maximum bonuses in 2010. In 2009, the minimum level of net earnings was not achieved and, accordingly, no bonuses were earned by these executives in 2009. See the table titled “Summary Compensation Table” below for the non-equity incentive plan compensation payouts in 2011, 2010 and 2009.

The annual cash bonus for Mr. Grossman had two parts: 60% was based upon the achievement of a pre-determined level of gross margin dollars for his functional division, and the other 40% was awarded at the Committee’s discretion based on his individual performance and the performance of the retail division, for which he is also responsible. Mr. Grossman’s maximum eligible bonus for both parts was collectively equal to 35% of his annual base salary (“maximum eligible bonus”).

The portion of Mr. Grossman’s 2011 bonus relating to gross margin dollars for his functional division (“functional division bonus”) allowed for a minimum bonus if 2011 gross margin dollars were equal to 2010 gross margin dollars. If met, the minimum functional division bonus would have been 25% of Mr. Grossman’s maximum eligible bonus, multiplied by 60%. The maximum functional division bonus would have been paid if 2011 gross margin dollars increased 8% over 2010 gross margin dollars. If met, the maximum functional division bonus would have been 100% of Mr. Grossman’s maximum eligible bonus, multiplied by 60%. Mr. Grossman’s 2011 functional division bonus was to be pro-rated for increases in gross margin dollars between 0% and 8%. In 2011, Mr. Grossman did not receive a functional division bonus because 2011 gross margin dollars for his functional division were less than 2010 gross margin dollars.

The portion of Mr. Grossman’s 2011 bonus relating to his individual performance and the performance of the retail division (“discretionary bonus”) is discretionary. If approved, the maximum discretionary bonus would have been 100% of Mr. Grossman’s maximum eligible bonus, multiplied by 40%. Mr. Grossman did not receive a discretionary bonus for 2011.

For 2010, Mr. Grossman was awarded 31.7% of his maximum eligible bonus. Specifically, he earned 47% of the maximum functional division bonus for 2010. He did not earn a bonus relating to the performance of the retail division in 2010 but he was awarded a discretionary bonus based on his individual performance. For 2009, Mr. Grossman was awarded approximately 32% of his maximum eligible bonus, all of which was related to the gross margin dollars of his functional division. Specifically, Mr. Grossman earned 53% of the maximum functional division bonus for 2009. Mr. Grossman did not receive a discretionary bonus in 2009.

The Committee believes that long-term stock-based awards provide performance incentives that encourage long-term growth in value for public shareholders. Accordingly, discretionary long-term stock-based awards are also an integral part of the Company’s executive compensation program (see “Long-Term Incentive Plan Award Policy” below).

The Company has no formal policy for allocating executive compensation between cash and non-cash or between annual and long-term compensation. Historically, the long-term component of the Company’s executive compensation has been non-cash and has been approximately 20 – 40% of total compensation; and the Company expects that approximate level to continue going forward.

Long-Term Incentive Plan Award Policy

The Company believes that participation in a long-term incentive program encourages a perspective of ownership by providing an equity stake in the Company. The Company also believes that participation in a long-term incentive program should increase with higher levels of responsibility, as individuals in leadership roles have the greatest influence on the Company’s strategic direction and results over time. The Company grants restricted stock and/or stock option awards annually each year on or about December 1.

Beginning in 2011, equity awards are granted under the Weyco Group, Inc. 2011 Incentive Plan (the “2011 Incentive Plan”). On December 1, 2011, stock options were awarded to the Company’s named executive officers (other than Mr. Grossman). On the same date, a combination of stock options and shares of restricted stock were awarded to non-executive officers and stock options were awarded to other key employees. Under the 2011 Incentive Plan, stock options and restricted stock awards are valued at fair market value based on the Company’s closing stock price on the date of grant and vest ratably over four years beginning on the first anniversary of the grant date. Stock options granted in 2011 expire six years from the grant date.

Through 2010, equity awards had been granted under the Weyco Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). Under the 2005 Plan, stock options vest ratably over four years beginning on the first anniversary of the grant date. Stock options granted under the 2005 Plan expire five years from the grant date.

Company “insiders,” as defined by the Company, are restricted from selling their shares during four black-out periods surrounding each quarter end.

Risk Management and Compensation

The Company has designed its compensation programs for executive officers and all other employees to not encourage or promote excessive risk-taking. Additionally, the Company’s compensation packages for senior management, executive officers and other key employees include long-term compensation awards which aim to reward performance over the longer term. Therefore, the Company believes that the risks, if any, arising from its compensation policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth total compensation of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and a former executive officer of the Company for the years ended December 31, 2011, 2010 and 2009. The Company had only four executive officers throughout 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)(7)	All Other Compensation ($)		Total ($)
Thomas W. Florsheim, Jr. Chairman and Chief Executive Officer	2011	$563,500	$146,575	(1)	$253,575	(4)	$1,153,852	$23,297	(8)	$2,140,799
	2010	$550,000	$149,100	(2)	$163,600	(4)	$1,485,959	$22,691	(8)	$2,371,350
	2009	$550,000	$144,300	(3)	$0	(5)	$430,742	$18,018	(8)	$1,143,060
John W. Florsheim President, Chief Operating Officer and Assistant Secretary	2011	$538,000	$146,575	(1)	$242,100	(4)	$825,487	$15,079	(9)	$1,767,241
	2010	$525,000	$149,100	(2)	$156,200	(4)	$840,841	$15,472	(9)	$1,686,613
	2009	$525,000	$144,300	(3)	$0	(5)	$277,538	$12,602	(9)	$959,440
John F. Wittkowske Senior Vice President, Chief Financial Officer and Secretary	2011	$332,000	$146,575	(1)	$132,800	(4)	$992,744	$23,233	(9)	$1,627,352
	2010	$324,000	$149,100	(2)	$85,700	(4)	$899,112	$18,985	(9)	$1,476,897
	2009	$324,000	$144,300	(3)	$0	(5)	$370,372	$14,758	(9)	$853,430
Peter S. Grossman* Senior Vice President, President, Nunn Bush Brand and Retail Division	2011	$328,000	$0		$0	(6)	$188,216	$9,899	(10)	$526,115
	2010	$320,000	$54,670	(2)	$35,500	(6)	$41,458	$9,627	(10)	$461,255
	2009	$320,000	$52,910	(3)	$36,000	(6)	$39,957	$9,381	(10)	$458,248

*	As discussed elsewhere in this document, Peter S. Grossman retired from the Company effective December 31, 2011.

Notes:

(1)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2011 using the fair value of $4.51 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(2)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2010 using the fair value of $4.97 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(3)	This amount represents the grant date fair value of the stock option awards granted on December 1, 2009 using the fair value of $4.81 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.
(4)	These amounts reflect cash awards related to the achievement of Company-wide financial goals in 2011 and 2010 established by the Committee. A more detailed description of the non-equity incentive plan awards is provided under “Compensation Discussion and Analysis.” These amounts were paid after the Company’s fiscal year end (December 31). For the estimated possible payouts under the non-equity incentive plan awards in 2011, see the “Grants of Plan-Based Awards For 2011” table below.
(5)	In 2009, the threshold net earnings level was not met, therefore no cash awards under the non-equity incentive plan were earned.
(6)	These amounts represent cash awards earned by Mr. Grossman in accordance with his non-equity incentive plan. A more detailed description of the non-equity incentive plan awards is provided under “Compensation Discussion and Analysis.” Amounts earned in 2010 and 2009 were paid after the Company’s fiscal year end (December 31). For estimated possible payouts under the non-equity incentive plan awards in 2011, see the “Grants of Plan-Based Awards For 2011” table below.

(7)	The change in pension value represents the aggregate change in the value of the benefits earned under all of the Company’s defined benefit plans. See “Pension Benefits” below for a more in-depth discussion of the plans.
(8)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions, dividends on restricted stock and personal services.
(9)	All other compensation relates to the use of an automobile, life insurance premiums, 401(K) match contributions and dividends on restricted stock.
(10)	All other compensation relates to life insurance premiums, 401(K) match contributions and dividends on restricted stock.

Grants of Plan-Based Awards For 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)		Target ($)		Maximum ($)
Thomas W. Florsheim, Jr.	5/03/2011	$1	(1)	$126,788	(1)(2)	$253,575	(1)	—	—	—	—
Thomas W. Florsheim, Jr.	12/1/2011	—		—		—		—	32,500	$24.21	$146,575
John W. Florsheim	5/03/2011	$1	(1)	$121,050	(1)(2)	$242,100	(1)	—	—	—	—
John W. Florsheim	12/1/2011	—		—		—		—	32,500	$24.21	$146,575
John F. Wittkowske	5/03/2011	$1	(1)	$66,400	(1)(2)	$132,800	(1)	—	—	—	—
John F. Wittkowske	12/1/2011	—		—		—		—	32,500	$24.21	$146,575
Peter S. Grossman	5/03/2011	$1	(3)	$17,200	(3)	$114,800	(3)	—	—	—	—
Peter S. Grossman	12/1/2011	—		—		—		—	—	—	—

Notes:

(1)	These awards were authorized by the Committee and relate to the achievement of Company-wide financial goals established by the Committee. A more detailed description of these awards is provided under “Compensation Discussion and Analysis.”
(2)	Threshold and maximum performance levels are specified for award purposes, but no target is specified. The amount shown in the “target” column is the amount that would have been earned for 2011 had net earnings increased 5% over net earnings in 2010.
(3)	These awards were authorized by the Committee, of which 60% is based upon the achievement of a pre-determined level of gross margin dollars for Mr. Grossman’s functional division and 40% is based upon his individual performance and the performance of the retail division, for which he is also responsible. A more detailed description of these awards is provided under “Compensation Discussion and Analysis” above.
(4)	The named executive officers, other than Mr. Grossman (who was retiring from the Company), were granted stock options on December 1, 2011. The options were granted with an exercise price of $24.21 per option, the fair market value of the Company’s stock, which, under the 2011 Incentive Plan, is the closing stock price on the grant date. The options vest ratably over four years beginning on the first anniversary of the grant date.
(5)	This amount represents the grant date fair value (which was calculated to be $4.51 per option) of the stock option awards granted on December 1, 2011, computed in accordance with ASC 718 as calculated under the Black-Scholes option pricing model as described in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

Outstanding Equity Awards At December 31, 2011

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas W. Florsheim, Jr.	07/22/02	29,948				$12.04	07/22/12
	05/19/03	32,088				$16.79	05/19/13
	04/26/05	19,958				$18.03	04/26/15
	11/30/07	3,320				$30.12	11/30/12
	11/30/07	9,680				$27.38	11/30/12
	12/01/08	9,750		3,250		$30.67	12/01/13	700	$17,185
	12/01/09	15,000		15,000		$23.09	12/01/14
	12/01/10	7,500		22,500		$24.49	12/01/15
	12/01/11			32,500		$24.21	12/01/17
John W. Florsheim	07/22/02	29,948				$12.04	07/22/12
	05/19/03	32,088				$16.79	05/19/13
	04/26/05	19,958				$18.03	04/26/15
	11/30/07	3,320				$30.12	11/30/12
	11/30/07	9,680				$27.38	11/30/12
	12/01/08	9,750		3,250		$30.67	12/01/13	700	$17,185
	12/01/09	15,000		15,000		$23.09	12/01/14
	12/01/10	7,500		22,500		$24.49	12/01/15
	12/01/11			32,500		$24.21	12/01/17
John F. Wittkowske	07/22/02	37,500				$12.04	07/22/12
	05/19/03	37,500				$16.79	05/19/13
	04/26/05	25,000				$18.03	04/26/15
	11/30/07	13,000				$27.38	11/30/12
	12/01/08	9,750		3,250		$30.67	12/01/13	700	$17,185
	12/01/09	15,000		15,000		$23.09	12/01/14
	12/01/10	7,500		22,500		$24.49	12/01/15
	12/01/11			32,500		$24.21	12/01/17
Peter S. Grossman	05/19/03	13,000	(4)			$16.79	05/19/13
	04/26/05	12,500	(4)			$18.03	04/26/15
	11/30/07	6,000	(4)			$27.38	11/30/12
	12/01/08	4,500	(4)	1,500	(4)	$30.67	12/01/13
	12/01/09	5,500	(4)	5,500	(4)	$23.09	12/01/14
	12/01/10	2,749	(4)	8,251	(4)	$24.49	12/01/15

Notes:

(1)	These option awards were granted on the respective grant date and vest ratably over four years beginning on the first anniversary date thereof.
(2)	These stock awards were granted on the respective grant date and vest ratably over four years beginning on the first anniversary date thereof.
(3)	Amounts are calculated using the market value of the Company’s stock on December 30, 2011, the last trading day of the year, of $24.55 multiplied by the number of non-vested restricted shares outstanding.
(4)	As discussed in the “Compensation Discussion and Analysis” section, after his December 31, 2011 retirement, Mr. Grossman’s 15,251 unvested option awards will continue to vest over the scheduled vesting period and his 44,249 vested option awards may continue to be exercised until expiration.

Option Exercises and Stock Vested in 2011

The following table provides information related to stock options exercised by and restricted stock vested to the named executive officers during 2011. The Company first granted shares of restricted stock on December 1, 2006. The shares of restricted stock vest ratably over four years and, accordingly, 25% of the restricted stock granted in each of 2007, 2008, 2009 and 2010 vested in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon Vesting ($)(2)
Thomas W. Florsheim, Jr.	25,896	$386,239	1,400		$33,835
John W. Florsheim	25,896	$390,382	1,400		$33,835
John F. Wittkowske	37,500	$553,125	1,400		$33,835
Peter S. Grossman	—	—	1,050	(3)	$25,412	(3)

Notes:

(1)	The value realized on exercise is calculated based on the difference between the option exercise price and the market value of the Company’s stock on the date of exercise multiplied by the number of shares exercised.
(2)	The value realized upon vesting is calculated based on the number of shares of restricted stock multiplied by the market value of the Company’s stock on the vesting date.
(3)	Upon his retirement, Mr. Grossman was granted immediate vesting of his remaining 350 unvested restricted stock awards that were scheduled to vest on December 1, 2012. The 350 restricted stock awards are included in the table above.

Pension Benefits

The Company maintains a defined benefit pension plan for various employees of the Company, including salaried employees. The Company also maintains an unfunded supplemental pension plan for key executives so they may receive pension benefits which they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. Retirement benefits are provided based on employees’ years of credited service and average earnings or stated amounts for years of service. The plans provide for normal retirement at age 65 and provide for reduced benefits for early retirement beginning at age 55. Pension benefits are payable under a variety of options, to be selected by the retiree and are calculated under a formula which is integrated with Social Security, although the amounts determined under the formula are not reduced by Social Security benefits. The normal retirement benefit is based on (i) the highest average earnings for any 5 consecutive years during the 10 calendar years ending with the year of retirement, (ii) length of service up to 25 years and (iii) the highest average covered compensation for Social Security purposes. Earnings covered by the plan are generally defined as wages for purposes of federal income tax withholding and, therefore, include the value realized upon the exercise of non-qualified stock options and other minor items in addition to those included in the above Summary Compensation Table as “Salary.”

The foregoing describes the general formula under the defined benefit plan and related excess benefits plan as revised in 1997. Those salaried employees who were covered in the plans on January 1, 1989 and all officers (including the named executive officers) who are Senior Vice Presidents or above are provided with the higher of the benefits described above or a minimum benefit based on a prior formula through the defined benefit plan, the unfunded excess benefits plan described above and an unfunded deferred compensation plan. The normal retirement benefit under the prior formula is based on the highest average earnings for any 5 consecutive years during the 10 calendar years preceding retirement and length of service up to 25 years. The normal retirement benefit for officers (including the named executive officers) who are Senior Vice Presidents or above is based on the highest average earnings for any 5 years during the 20 calendar years preceding retirement and length of service up to 25 years. There is no early retirement reduction if an officer (including a named executive officer) retires at age 59 with at least 25 years of credited service. Minimum benefit amounts are not subject to any deduction for Social Security benefits. Under the excess benefits plan, upon a change in control, a lump sum benefit payment shall be made to each participant.

The following table provides information related to pension benefits earned by each of the named executive officers based on their number of years of credited service as of December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas W. Florsheim, Jr.	Qualified Pension Plan	25	$585,690	$0
	Deferred Compensation Plan		$499,818	$0
	Excess Benefits Plan		$4,308,604	$0
John W. Florsheim	Qualified Pension Plan	18	$327,003	$0
	Deferred Compensation Plan		$290,555	$0
	Excess Benefits Plan		$2,245,770	$0
John F. Wittkowske	Qualified Pension Plan	18	$395,868	$0
	Deferred Compensation Plan		$342,408	$0
	Excess Benefits Plan		$2,714,259	$0
Peter S. Grossman	Qualified Pension Plan	25	$1,321,459	$0
	Deferred Compensation Plan		$111,000	$0
	Excess Benefits Plan		$2,028,270	$0

Notes:

(1)	The number of years of credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2011. For Messrs. Thomas W. Florsheim, Jr. and Peter S. Grossman, actual years of service are 31 and 47, respectively. However, under the plans, benefits are based on a length of service up to 25 years.
(2)	The actuarial present value of each named executive officer’s accumulated benefit under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements as of December 31, 2011.

Employment Contracts and Potential Payments Upon Termination or Change of Control

The Company has entered into employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim whereby, for services to be rendered, their employment will be continued until December 31, 2013, at salary levels to be determined and reviewed periodically. These contracts provide, among other things, that a lump sum amount equal to slightly less than three times his base amount compensation (as defined in Section 280G of the Internal Revenue Code) will be paid to Thomas W. Florsheim, Jr. and John W. Florsheim, respectively, as severance pay, in the event the Company terminates his employment without cause or he terminates his employment following a change of control of the Company. A “change of control” is defined in the employment agreements as: a change in control of more than 15% of the shares of the Company; the replacement of two or more directors by persons not nominated by the Board of Directors; any enlargement of the size of the Board of Directors if the change was not supported by the existing Board of Directors; a merger, consolidation or transfer of assets of the Company; or a substantial change in his responsibilities. In the event Thomas W. Florsheim, Jr. or John W. Florsheim is prevented from performing his duties by reason of permanent disability, his normal salary will be discontinued and a disability salary of 75% of his then current salary will be paid until December 31, 2013. Also, in the event Thomas W. Florsheim, Jr. or John W. Florsheim dies prior to the termination of his employment under the contract, a death benefit equal to his salary at the annual rate being paid to him at the date of death will be paid to a designated beneficiary for a three-year period. As of March 5, 2012, the annual salary of Thomas W. Florsheim, Jr. is $563,500 and John W. Florsheim’s annual salary is $538,000.

The Company has a change of control agreement with John Wittkowske and had one with Peter Grossman prior to his retirement. These contracts provide that a lump sum equal to slightly less than three times his annual compensation (as defined in Section 280G of the Internal Revenue Code), calculated with respect to the three taxable year period ending before the date the change of control occurs, will be paid as severance pay in the event of a change of control. The change of control agreements define a “change of control” as an event in which:

(1)	more than 30% of the voting power of the outstanding stock of the Company is directly or indirectly controlled by a person or group of persons other than the members of the family of Thomas W. Florsheim and their descendents or trusts;
(2)	all or substantially all of the operating assets of the Company have been sold; or
(3)	a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

As of March 5, 2012, Mr. Wittkowske’s annual salary is $340,000. Mr. Grossman’s change of control agreement ended on December 31, 2011, his retirement date.

OTHER INFORMATION

Transactions with Related Persons

The Company's written Code of Business Ethics provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company's policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported to the Company’s Chief Financial Officer or another officer of the Company. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee.

Transactions with related persons are also subject to the Company's disclosure controls and procedures to ensure compliance with applicable laws and requirements of NASDAQ.

There were no transactions since the beginning of 2011, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company's common stock or their immediate family members, had a direct or indirect material interest.

Method of Proxy Solicitation

The cost of solicitation of proxies will be borne by the Company. The officers of the Company may solicit proxies from some of the larger shareholders, which solicitation may be made by mail, telephone, or personal contacts; these officers will not receive additional compensation for soliciting such proxies. Request will also be made of brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2011. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports they have filed with the SEC.

Other Matters

The Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies will be voted with discretionary authority with respect to any other matters that properly may be presented to the meeting.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than December 2, 2012, in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may use discretionary voting authority for any proposal that may be raised at next year’s annual meeting unless the proponent notifies us of the proposal no later than February 13, 2013.

WEYCO GROUP, INC.

March 30, 2012	JOHN F. WITTKOWSKE
Milwaukee, Wisconsin	Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

WEYCO GROUP, INC.

May 2, 2012

COMMON STOCK

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting and Proxy Statement including proxy card are available on the Company's website at http://www.weycogroup.com/sec_filing.html

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9   050212

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors for their respective terms:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John W. Florsheim
- ○ Frederick P. Stratton, Jr.
- ○ Cory L. Nettles

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted "FOR" Proposals 1 and 2 if no instruction to the contrary is indicated, or if no direction is given.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

COMMON STOCK
PROXY
WEYCO GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas W. Florsheim, Jr. and John W. Florsheim or either of them, proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of Weyco Group, Inc. (the "Company") to be held on May 2, 2012 at 10:00 A.M., local time and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.

(To be Signed on Reverse Side)

SEE REVERSE SIDE

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